Exhibit 10.2

September 20, 2011

Brian Ward

Dear Brian,

On behalf of diaDexus, Inc., I am pleased to extend to you an offer of continued employment for the position of Chief Executive Officer (CEO) reporting to the diaDexus Board of Directors. We are very enthusiastic about having you expand your role within the company and leading the executive team and diaDexus toward realizing its potential. This letter sets forth some important terms and conditions of your continuing employment with diaDexus. Please read it carefully.

As Chief Executive Officer, you will have the duties and responsibilities commensurate with the duties and responsibilities customarily associated with such position and such other duties and responsibilities as may be prescribed by the diaDexus’ Board of Directors (the “Board”). You will be expected to devote virtually 100% of your business time and attention to this position, but as an exempt salaried employee, you must work such hours as may be required by the nature of your work assignments and will not be eligible for overtime pay. Your start date will be as soon as can be arranged.

Your monthly salary will be $31,667 ($380,000 on an annualized basis) less required withholding taxes and authorized deductions. Your salary will be periodically reviewed by the Compensation Committee of the Board, consistent with diaDexus’ compensation review practices.

You will be eligible to participate in the diaDexus bonus plan and can earn up to 50% of your annual salary based on achieving specific goals and objectives established by the Compensation Committee or the Board.

You will be entitled to all rights and benefits for which you are eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the Company to its executive employees generally. Your personal coverage under diaDexus’ benefit plans will become effective the first day of the next calendar month of full-time work with diaDexus following your start date.

We will recommend to the Compensation Committee and Board that you be granted an additional option such that your total grants to purchase shares of diaDexus Common Stock will total 1,700,000. The per share exercise price of the option will be equal to the fair market value of a share of diaDexus Common Stock on the date of grant. The options will vest such that the total of the grants will be fully vested and exercisable on the fourth anniversary of your Commencement Date with diaDexus, July 1, 2011, subject to your continued employment by diaDexus through each vesting date. The option is subject to Board approval and your execution of an agreement setting forth the full terms and conditions the grant.

Your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. At will employment also means that your job duties, title, responsibility, reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed at any time, in the sole discretion of diaDexus. The at will nature of your employment may only be changed in a written agreement signed by you and the Chairman of the Board of Directors. Notwithstanding the foregoing, you will be entitled to enter into a Change in Control and Severance Agreement that will provide for severance benefits upon certain terminations of your employment with diaDexus.

As a condition of your employment, you must carefully review, sign, and comply with the Employee Proprietary Information and Invention Assignment Agreement if you have not already done so. Also as a condition of your employment, you agree to abide by the Company’s policies and procedures, as adopted from time to time, and to refrain from any activities that conflict with your obligations to the Company. You represent that you do not have any agreements with any third parties (e.g., former employers), including but not limited to non-competition or proprietary information agreements, that will conflict with or limit your ability to discharge your duties to diaDexus. You agree that, in the course of your work for diaDexus, you will not make any unauthorized use or disclosure of any proprietary information or materials of any third party (e.g., a former employer). In addition, you agree that, during the term of your employment by diaDexus, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which diaDexus is now involved or becomes involved during the term of your employment (a “Competing Business”), nor will you engage in any other activities that conflict with your obligations to the Company. Notwithstanding anything herein to the contrary, you may serve in any capacity with any civic, educational or charitable organization.

The Immigration Reform and Control Act of 1986 requires that every person present to potential employers proof of identity and eligibility or authorization to accept employment in the United States. In order to comply with this law, and before you can become a diaDexus employee, you must provide appropriate documentation to prove both your identity and legal eligibility to be employed by diaDexus. Acceptable forms of documentation are described on the attachment to this offer letter. Please be sure to bring this documentation with you on your first day of employment.

This letter, (together with the Employee Proprietary Information and Inventions Agreement, your Change in Control and Severance Agreement and any other formal agreements entered into between you and diaDexus) constitutes the complete and exclusive statement of your agreement with diaDexus concerning the subject matter hereof. It supersedes any other agreements or promises made to you by anyone, whether oral or written, and it cannot be changed except in a written agreement, signed by you and the Chairman of the Board of Directors.

We are very excited at the prospect of your joining us and to relying on your executive leadership of diaDexus. Please do not hesitate to contact me with any questions. This offer will remain open until September 22 at which time it will expire if not previously accepted in writing.

To indicate your acceptance of our offer, please sign and date one copy of this letter to me.

Sincerely,

AGREED AND ACCEPTED

By:	/s/ Lori Rafield	/s/ Brian E. Ward
Lori Rafield		Brian E. Ward
Chairman of the Board

Date:	9/22/11	Date:	09/21/2011